Solar EnerTech Establishes Joint Venture With Jiangsu Shunda
Semiconductor Development Co. Ltd.

-- JV Enhances Presence and Solar Opportunities in U.S. Market –

Menlo Park, CA, April 28, 2009 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced the establishment of a joint venture with Jiangsu Shunda Semiconductor Development Co. Ltd. (“Jiangsu Shunda”), a leading PV raw material manufacturer, to pursue solar expansion opportunities in the U.S. region.

Jiangsu Shunda is one of the largest polysilicon and wafer manufacturers in China, with an annual production output of approximately 1,500 metric tons of polysilicon.

The U.S. JV company, which will be called Shunda-SolarE Technologies, Inc., is expected to begin operating in early May of 2009.  The joint venture is expected to utilize Jiangsu Shunda’s strength in polysilicon and wafer supply and Solar EnerTech’s advanced solar cell technologies as well as its resources in the U.S. market.  Overall, both parties believe the joint venture establishes a vertically integrated operation in the U.S. market with services ranging from the production of polysilicon to ingots and wafers, to solar cells, panels and solar system installation.

Jiangsu Shunda and Solar EnerTech contributed $1.0 million and $0.7 million in cash respectively to the initial setup cost of the JV. Jiangsu Shunda will own 55% of the JV company, Solar EnerTech will own 35% and the management of the JV will own the remaining 10%. Mr. Yunda Ni, President of Jiangsu Shunda will serve as the JV Chairman of the Board, Mr. Leo Young, CEO of Solar EnerTech will serve as the Board’s Vice Chairman. The Board of Directors will be comprised of five seats, three of which will be reserved for Jiangsu Shunda and two for Solar EnerTech.  A Chief Executive Officer of Shunda-SolarE Technologies is expected to be identified in the near future.

Mr. Leo Young, CEO of Solar EnerTech, commented, “We are extremely pleased to establish this joint venture with Jiangsu Shunda, a highly successful polysilicon manufacturer in China.  We have a compelling opportunity to penetrate the U.S. market with the establishment of this JV.  Solar EnerTech has strong R&D capabilities supported by an outstanding technical team, and a fully operational U.S. office governed by experienced management whereas Jiangsu Shunda maintains a UL listing, which is instrumental in conducting large scale operations in the U.S. market, and controls the upstream supply which can provide large volumes of silicon feedstock to the JV in order to secure sizeable contract orders in the growing U.S. market. Together, we can more easily penetrate U.S. solar opportunities and establish Shunda-SolarE as a leading brand recognized for high quality solar products and service. We plan on providing investors with additional information on this JV in the coming weeks and months ahead.”

Mr. Ni, President of Jiangsu Shunda commented, “The goal of this joint venture is to build market share in the U.S. and maximize profitability. There is great synergy between both companies as well as with myself and Leo.  Together, we believe we have an excellent opportunity to expand our market presence in the U.S.  We look forward to a successful venture together.”

Additional information on this joint venture can be found in the Company’s filing with the SEC.

About Jiangsu Shunda
Based in Yangzhou, China, JiangSu Shunda Group focuses on the photovoltaic market and produces polysilicon, monocrystalline ingots, and wafers. With an annual production output of approximately 1,500 metric tons of polysilicon, Jiangsu Shunda Semiconductor is one of the largest polysilicon and wafer manufacturers in China.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Menlo Park, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production line.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)